EXHIBIT 5.1

July 6, 2007

LookSmart, Ltd.

625 Second Street

San Francisco, California 94107

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 6, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of a total of 3,700,000 shares of your Common Stock reserved for issuance under LookSmart, Ltd.’s 2007 Equity Incentive Plan (the “2007 Plan”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares under the 2007 Plan.

It is our opinion that the shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid, and nonassessable. We express no opinion as to the matters governed by any laws other than the Delaware General Corporation Law and federal securities laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,

/s/ HELLER EHRMAN LLP